Bowne & Co., Inc.
345 Hudson Street
212/886-0614
Fax: 212/924-5500

News Release

Investor Relations Contact:

William J. Coote

VP & Treasurer

212-886-0614

bill.coote@bowne.com

FOR IMMEDIATE RELEASE

BOWNE COMPLETES ACQUISITION OF DIGITAL PRINT DIVISION OF VESTCOM INTERNATIONAL

NEW YORK, January 3, 2006— Bowne & Co., Inc. (NYSE: BNE) announced today that it has completed the acquisition of the Marketing and Business Communications (MBC) division of Vestcom International, Inc., for $30 million in cash.

The division will be integrated with Bowne Enterprise Solutions, and the combined entity will operate under the name Bowne Marketing and Business Communications (BMBC). BMBC will be one of the leading print-on-demand enterprises in the fastest growing segment of the printing industry, with pro forma 2005 combined revenues of approximately $140 million. The acquisition expands BMBC’s digital composition, print, delivery and fulfillment of personalized and customized communication solutions.

Marks Baughan & Co. served as the financial advisor to Bowne.

Forward-Looking Statements
The company noted that forward-looking statements concerning future performance like those contained in this press release, are, of course, subject to factors which could cause actual results to differ materially from those suggested here, including demand for and acceptance of the company’s services, new technological developments, competition, annualized revenue, and general economic or market conditions.

About Bowne & Co., Inc.
Bowne & Co., Inc., founded in 1775, is a global leader in providing high-value solutions that empower our clients’ communications.

•	Bowne Financial Print: The world’s largest financial printer and leading EDGAR filer, specializing in the creation, management, translation and distribution of regulatory and compliance documents.

•	Bowne Marketing and Business Communications: Digital composition, print, delivery and fulfillment of customized and personalized communications designed to enable companies to more-effectively target customers to increase market leadership.

•	Bowne Litigation Solutions: Consulting, electronic discovery and software solutions, including DecisionQuest®, one of the nation’s largest trial research firms, bring our clients fresh perspective resulting in better informed choices about strategies and tactics at every step in the litigation process.

Bowne & Co. combines these capabilities with superior customer service, new technologies, confidentiality and integrity to manage, repurpose and distribute a client’s information to any audience, through any medium, in any language, anywhere in the world. For more information, visit us at www.bowne.com.